Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Ocwen Financial Corporation of our report dated March 12, 2009, except for the effects of the change in accounting for certain convertible debt instruments and noncontrolling interests discussed in Note 1, as to which the date is July 16, 2009, relating to the financial statements, which appear in Ocwen Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Fort Lauderdale, FL

November 9, 2011